Exhibit 99.1

P&F INDUSTRIES REPORTS RESULTS FOR THE THREE-MONTH

PERIOD ENDED MARCH 31, 2009

MELVILLE, N.Y., May 12, 2009 - P&F Industries, Inc. (Nasdaq: PFIN) today announced its results of operations for the three-month period ended March 31, 2009.

P&F Industries Inc, reported revenue of $15,562,000 for the first quarter of 2009, compared to $24,325,000 for the same period in 2008. The Company also reported a loss from continuing operations for the first quarter of $597,000, compared to earnings from continuing operations of $350,000 for the first quarter of 2008. Additionally, basic and diluted loss per share from continuing operations for the three-month period ended March 31, 2009, was $0.17, compared to basic and diluted earnings per share from continuing operations of $0.10, for the comparable period in 2008.

There was a loss from discontinued operations of $9,000, net of taxes for the first quarter of 2009, compared to earnings of approximately $12,000, for the first quarter of 2008.

As a result, the Company reported a net loss of $606,000 for the three-month period ended March 31, 2009, compared to net earnings of $362,000 reported for the three-month period ended March 31, 2008.  Overall, diluted loss per share for the three-month period ended March 31, 2009 was $0.17, compared to diluted earnings per share of $0.10, for the three-month period ended March 31, 2008.

Richard Horowitz, the Company’s Chairman of the Board, Chief Executive Officer and President stated, “Our first quarter is traditionally weak, and the first quarter of 2009 results reflect this and also highlight the fact that we remain in the midst of the on-going downward trend in the number of new housing starts, compounded by a lackluster economy.  However, we do not expect the balance of the year’s results to be as dismal as the first quarter

The Company reported first quarter of 2009 revenue of $9,145,000 at its Continental Tool segment compared to $13,286,000 for the same period in 2008.  Specifically, revenue reported by its Florida Pneumatic subsidiary for the first quarter of 2009 was $4,709,000, compared to $8,907,000 reported for the three-month period ended March 31, 2008.  The most significant factor contributing to the decrease was the loss of The Home Depot account, which occurred in mid 2008, effectively creating a decrease in Florida Pneumatics’ revenue of $2,647,000.  Further, revenue decreased by $454,000 and $488,000 from its existing major retail customer, and its Franklin division, respectively.  Additionally, it generated comparative lower revenue through its catalog and OEM product lines of $582,000. Revenue improved slightly at Hy-Tech, which reported sales of $4,436,000 for the three-months ended March 31, 2009, compared to $4,379,000 reported in the first quarter of 2008. Mr. Horowitz noted, “Until recently, the industrial portion of our Tools segment had not been materially affected by the sluggish economy. However, beginning late in the first quarter of 2009, we began to see indications of a slow down in this sector as well.”

Mr. Horowitz continued, “The Company’s Countrywide Hardware segment continues to struggle, as its results for the first quarter of 2009 continue to be adversely affected by the on-going downturn in the number of new homes being constructed.” He noted that, “Based upon United States Census Bureau data, the three-month average number of new housing starts during the first quarter of 2009 was 356,000; down from 728,000 for the comparable period in 2008. As such, our revenue for the Hardware segment during the first quarter of 2009 fell to $6,417,000 from $11,039,000 for the first quarter of 2008.”

Mr. Horowitz further explained, “Woodmark’s revenue for the first quarter of 2009 was $3,878,000, compared to $6,438,000 reported for the first quarter of 2008.  Within Woodmark, revenue from the sale of its stair parts and accessories product line for the three-month period ended March 31, 2009 was $3,027,000, down from $4,989,000 during the comparable period in 2008.  Additionally, Woodmark’s kitchen and bath products line revenue was $851,000 during the first quarter of 2009, compared to $1,449,000 in the first quarter of 2008. Until the downward trend in the number of new housing starts levels and begins to increase, we do not expect to see improvement in Woodmark’s net revenue.  Pacific Stair Products reported first quarter 2009 net revenue of $315,000, compared to $471,000 reported for the same period in the prior year. This continuing fall-off is primarily attributable to the continuing decline in the new home construction market in southern California and Arizona.  Nationwide’s results were impacted by the overall economic sluggishness, as well as competitive pressures.  As such, Nationwide reported fiscal 2009 first quarter revenue of $2,224,000, compared to $4,130,000 reported in the same period in the prior year. Within Nationwide, net revenue from its fencing, OEM and Patio product lines were $1,624,000, $429,000 and $171,000, respectively, for the three-month period ended March 31, 2009, compared to $3,048,000, $750,000 and $331,000, respectively for the three-month period ended March 31, 2008. We anticipate that the Hardware segment will likely continue to see the affects of the sluggish economy and lagging new home starts along with competitive pressures for the remainder of 2009.”

“Our selling and general and administrative expenses for the first quarter of 2009 were $5,041,000, reflecting a decrease of $1,469,000, when compared to $6,510,000 reported in the first quarter of 2008.    In addition to other measures already in place, which are geared toward lowering expenses and improving cash flows, such as staffing reductions and our program to right-size our inventory, we have, effective April 1, 2009, implemented reductions in wages, pension contributions as well as lowered health care costs.  We will continue to scrutinize our costs, enterprise wide, in an effort to further reduce expenses and improve our results going forward.”

“I would like to note at this time that we amended our credit facility with our lenders. The effect was to, among other things, consolidate our term loans, which at the time, aggregated $13,200,000 to one in the amount of $7,116,000, with the balance of $6,084,000 being drawn upon our revolving credit facility, which was increased to $22,000,000.  This should reduce our debt servicing cash outlays under the credit facility during the twelve month period commencing April 1, 2009 to approximately $1,800,000. Had this not occurred, the cash-out flows associated with the term loans would have required us to pay approximately $5,240,000.”

Mr. Horowitz concluded his comments by stating, “We believe that when the number of new home starts trends upwards, and the general economy begins to improve, we will be properly positioned to take advantage of all emerging opportunities as they may arise. However, until then, our objective will be, as always, to reduce and control expenses wherever possible, without sacrificing quality, as well as to continue to expand our presence in the marketplace.  The management team at P&F remains committed to weather this economic downturn.”

OTHER INFORMATION

P&F Industries has scheduled a conference call for today, May 12, 2009, at 11:00 a.m. Eastern time to discuss its 2009 first quarter results. Investors and other interested parties can listen to the call by dialing (877) 407-8031, or via a live web cast accessible at www.pfina.com. To listen to the web cast, please register and download audio software at the site at least 15 minutes prior to the call. The web cast will be archived on P&F’s Website, while a telephone replay of the call will be available through May 19, 2009, beginning at 2:00 p.m. Eastern time on May 12, 2009  at 1-877-660-6853, Account No. 286, Conference ID No. 322412.

P&F Industries, Inc., through its two wholly owned operating subsidiaries, Continental Tool Group, Inc. and Countrywide Hardware, Inc., manufactures and/or imports air-powered tools sold principally to the industrial, retail and automotive markets, and various residential hardware such as staircase components, kitchen and bath hardware, fencing hardware and door and window hardware. P&F’s products are sold under their own trademarks, as well as under the private labels of major manufacturers and retailers.

This is a Safe-Harbor Statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, including those related to the Company’s future performance, and those contained in the comments of management, are based upon the Company’s historical performance and on current plans, estimates and expectations, which are subject to various risks and uncertainties, including, but not limited to, the strength of the retail, industrial, housing and other markets in which the Company operates, the impact of competition, product demand, supply chain pricing, and the Company’s debt and debt service requirements, and those other risks and uncertainties described in the reports and statements filed by the Company with the Securities and Exchange Commission, including, among others, those described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008. These risks could cause the Company’s actual results for the 2009 fiscal year and beyond to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

P&F Industries, Inc.

Joseph A. Molino, Jr.

Chief Financial Officer

631-694-9800

www.pfina.com

P & F INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

(In thousands $ )	March 31, 2009	December 31, 2008
	(Unaudited)	(Audited)
Assets
Cash	$722	$1,043
Accounts receivable - net	9,390	8,507
Inventories - net	29,206	31,286
Deferred income taxes - net	1,584	1,584
Income tax refund receivable	469	327
Prepaid expenses and other current assets	1,508	990

Total current assets	42,879	43,737

Property and equipment	25,315	24,754
Less accumulated depreciation and amortization	11,649	11,232

Net property and equipment	13,666	13,522

Goodwill	4,184	4,184
Other intangible assets - net	3,031	3,121
Deferred Income taxes – net	5,424	5,424
Other assets – net	630	484
Total assets	$69,814	$70,472

Liabilities and Shareholders’ Equity
Short-term borrowings	$20,000	$15,000
Accounts payable	2,805	1,961
Other accrued liabilities	3,981	3,769
Current maturities of long-term debt	3,132	6,515

Total current liabilities	29,918	27,245

Long-term debt, less current maturities	6,240	9,029
Liabilities of discontinued operations	325	331

Total liabilities	36,483	36,605

Total shareholders’ equity	33,331	33,867

Total liabilities and shareholders’ equity	$69,814	$70,472

P & F INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS

	Three Months Ended
	March 31,
(In thousands $ , except per share data)	2009	2008
	(Unaudited)	(Unaudited)
Net revenue	$15,562	$24,325
Cost of sales	10,931	16,653
Gross profit	4,631	7,672
Selling, general and administrative expenses	5,041	6,510
Operating (loss) income	(410)	1,162
Interest expense – net	309	558
(Loss) earnings from continuing operations before income taxes	(719)	604
Income tax (benefit) expense	(122)	254
(Loss) earnings from continuing operations before discontinued operations	(597)	350

(Loss) earnings from discontinued operations, net of tax	(9)	12

Net (loss) earnings	$(606)	$362

Earnings (loss) per common share:

Basic:
Continuing operations	$(0.17)	$0.10
Discontinued operations	—	—
Net earnings per common share - basic	$(0.17)	$0.10

Diluted:
Continuing operations	$(0.17)	$0.10
Discontinued operations	—	—
Net earnings per common share - diluted	$(0.17)	$0.10

Weighted average common shares outstanding:

Basic	3,615	3,637

Diluted	3,615	3,675

# End #